Exhibit 99.2

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

(562) 435-3666

MOLINA HEALTHCARE CLARIFIES PROJECTED PER SHARE

EARNINGS ACCRETION FROM NEW MEXICO ACQUISITION

LONG BEACH, Calif. (July 2, 2004) – Molina Healthcare, Inc. (NYSE: MOH) has issued a clarification of its release made earlier today regarding the anticipated per share earnings accretion resulting from its acquisition of Health Care Horizons. The earlier announcement had not included the 1.8 million shares issued in the Company’s March 2004 follow-on offering in calculating the accretion to diluted earnings per share the Company expects to realize from the acquisition. As clarified, the Company anticipates accretion to earnings in the second half of 2004 in the range of $0.04 to $0.06 per diluted share, and subsequent to completion of the integration, on a going-forward basis the Company anticipates $0.12 to $0.16 per diluted share in annualized earnings accretion.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. It currently operates health plans in California, Washington, Michigan, Utah, and now New Mexico. More information on Molina Healthcare can be obtained at www.molinahealthcare.com.

This release contains forward-looking statements and information. All forward-looking statements are predictions that are subject to numerous risks and uncertainties that may cause actual results to differ materially from current expectations. Such factors include the Company’s ability to successfully integrate the Cimarron Salud members and business operations, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, and other risks and uncertainties as detailed in the Company’s reports and filings with the Securities and Exchange Commission. All forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update its forward-looking statements.

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